U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                         Commission File Number 000-25655

                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K/KSB  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q/QSB
              [ ] Form N-SAR

      For the Period Ended: December 31, 2000

      [ ]  Transition Report on Form 10-K
      [ ]  Transition Report on Form 20-F
      [ ]  Transition Report on Form 11-K
      [ ]  Transition Report on Form 10-Q
      [ ]  Transition Report on Form N-SAR

      For the Transition Period Ended: ________________

      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                           SEVENTH BUSINESS GROUP, INC.
                           ---------------------------
                             Full Name of Registrant

                               2503 W. Gardner St.
                         ------------------------------
            Address of Principal Executive Office (Street and Number)

                                 Tampa, FL 33611
                              ---------------------
                            City, State and Zip Code


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                                     PART II
                             RULE 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      [X]   (b)   The subject annual report,  semi-annual report, transition report on Form 10-K,  Form 20-F,  Form 11-K or Form N-SAR,  or
                  portion  thereof will be filed on or before the 15th  calendar
                  day  following  the   prescribed  due  date;  or  the  subject
                  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

(Attach extra sheets if needed.)

   Seventh Business Group Inc. (the "Company"), could not file its Form 10-KSB for the year ended December 31, 2000 within the prescribed time period because the Company's auditors have not completed audited financial statements for the year ending December 31, 2000.

                                     PART IV

                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                         Michael T. Williams, President
                                 (813) 831-9348
              -----------------------------------------------------
                      (Name) (Area Code) (Telephone Number)

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(2)    Have all other periodic reports required under Section 13 or 15(d) of the
       Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                               [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

   Seventh Business Group, Inc. has caused this notification to be signed on its behalf by the undersigned officer, thereunto duly authorized.

Date: March 30, 2001                Seventh Business Group, Inc.

                                    By: /s/ Michael T. Williams

                                    Title:  President

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